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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 25, 2001

                                  BY AND AMONG


                                NETRATINGS, INC.


                         SONOMA ACQUISITION CORP., LLC.


                                       AND


                           JUPITER MEDIA METRIX, INC.
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      AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 25,
2001, among NETRATINGS, INC., a Delaware corporation ("Parent"), SONOMA ACQUISITION CORP., LLC., a Delaware limited liability company of which Parent is the sole member ("Sub"), and JUPITER MEDIA METRIX, INC., a Delaware corporation (the "Company").

      WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved, and the Boards of Directors of Sub and the Company have declared advisable, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares owned by Parent, Sub or the Company, or any wholly owned subsidiary of Parent, Sub or the Company, will be converted into, at the option of the holder thereof (upon the terms and subject to the limitations set forth herein), either (i) the right to receive shares, par value $.01 per share, of Parent (the "Parent Shares"), or (ii) the right to receive cash;

      WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain officers and directors of the Company (collectively, the "Signatory Stockholders") are entering into an agreement (the "Stockholder Agreement") pursuant to which the Signatory Stockholders will severally and not jointly agree to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Stockholder Agreement; and

      WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   The Merger

      SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "LLC Act"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and the LLC Act.

      SECTION 1.02. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Pacific Standard Time, on the second business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII (other


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than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301-1833, or at such other place, time and date as shall be agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."


      SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Closing, the Company shall prepare and file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and the LLC Act. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to as the "Effective Time").


      SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the LLC Act.

      SECTION 1.05. Certificate of Incorporation and By-Laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A; and (b) the bylaws of the Company shall be amended and restated to read in their entirety as set forth on Exhibit B.

      SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

      SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the sole member of Sub:

            (a) Capital Stock of Sub. The sole membership interest of Sub held by Parent shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.


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            (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each
share of Company Common Stock that is owned by the Company, as treasury stock, Parent or Sub, or any wholly-owned subsidiary of the Company, Parent or Sub, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

            (c) Conversion of Company Common Stock. Except as otherwise provided in Section 2.05 and subject to Sections 2.01(d), 2.01(e) and 2.03(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 2.05, the "Merger Consideration"):

                  (i) for each such share of Company Common Stock with respect to which an election to receive Parent Shares has been effectively made, and not revoked or lost, pursuant to Section 2.04 (a "Share Election") and for each share of Company Common Stock with respect to which a Share Election is deemed to have been made pursuant to Section 2.04(d), the right to receive consideration (the "Share Consideration") equal to .1490 fully paid and nonassessable Parent Shares (the "Exchange Ratio"); and

                  (ii) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made, and not revoked or lost, pursuant to Section 2.04 (a "Cash Election") and for each share of Company Common Stock with respect to which a Cash Election is deemed to have been made pursuant to Section 2.04(d), the right to receive $1.95 in cash (the "Cash Consideration").

At the Effective Time, all such shares of Company Common Stock converted as set forth above shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with Section 2.03(c) and cash in lieu of any fractional share in accordance with Section 2.03(e) upon the surrender of such Certificate in accordance with Section 2.03(b), without interest.

            (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in


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Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

            (e) Adjustments to Merger Consideration. The Exchange Ratio and the Cash Consideration shall be subject to reduction if (i) the "JV Termination Expenses" shall exceed the "Permitted Amount" (as such terms are defined in Section 6.17) (such excess amount being referred to herein as the "Excess Expenses"), and/or (ii) the Company shall borrow funds from Parent pursuant to the provisions of the "Loan and Security Agreement" described in Section 6.18. Each of the Exchange Ratio and the Cash Consideration shall be adjusted as described, and in the amounts determined, as follows:

                  (i) The (A) Excess Expenses, if any, shall be added to (B) the aggregate principal amount of funds borrowed by the Company from Parent, plus any interest accrued thereon through the Adjustment Measurement Date (as such term is defined below) and any "Parent Loan Expenses" (but only to the extent unpaid at the Adjustment Measurement Date) as such term is described in the Loan and Security Agreement (but only to the extent that such aggregate amount shall exceed the lesser of (x) the JV Termination Expenses actually paid prior to the Adjustment Measurement Date, as such term is defined below, and (y) the Permitted Amount) through the third day immediately preceding the mailing of the Proxy Statement (as such term is defined in Section 3.04(b), with such date being referred to as the "Adjustment Measurement Date") to the Company's stockholders. The sum of the amounts in clauses (A) and (B) is defined as the "Aggregate Consideration Adjustment Amount".

                  (ii) The Cash Consideration shall be reduced by the "Per Share Cash Adjustment Amount." The Per Share Cash Consideration Adjustment Amount shall be equal to the quotient determined by dividing (A) the Aggregate Consideration Adjustment Amount by (B) the Company Common Stock Capitalization Number, rounding up to the nearest whole cent. For purposes of this calculation, the Company Common Stock Capitalization Number shall mean the number of shares of Company Common Stock outstanding on the Adjustment Measurement Date as certified to Parent by the Company's transfer agent.

                  (iii) The Exchange Ratio shall be recalculated and shall be equal to the amount determined as the product of (A) .1490 multiplied by (B) the quotient determined by dividing (x) the Cash Consideration as reduced pursuant to clause (ii) above by (y) $1.95.

      SECTION 2.02. Anti-Dilution Provisions. In the event Parent changes (or establishes a record date for changing) the number of Parent Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Shares and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.


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      SECTION 2.03.     Exchange of Certificates.

            (a) Exchange Agent. As of the Effective Time, Parent shall provide, or cause the Surviving Corporation to deposit with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, the Parent Shares issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock, and Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Exchange Agent, on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such Parent Shares and cash, together with any dividends or other distributions with respect thereto in accordance with Section 2.03(c) and any cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e), being hereinafter referred to as the "Exchange Fund"). At the time of such deposit, Parent shall irrevocably instruct the Exchange Agent to deliver the Exchange Fund to the Company's stockholders after the Effective Time in accordance with the procedures set forth in this
Section 2.03, subject to Sections 2.03(f) and 2.03(g).

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.01, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the applicable Merger Consideration with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor that number of whole Parent Shares (together with cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e)), if any, and the amount of cash, if any, that the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01, together with certain dividends or other distributions in accordance with Section 2.03(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate evidencing the proper number of Parent Shares may be issued and/or the proper amount of cash may be paid, as appropriate, in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of Parent Shares to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.03(c) and cash in lieu of any fractional Parent Shares in accordance with


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Section 2.03(e). No interest shall be paid or will accrue on any cash payable upon surrender of any Certificate.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares represented thereby, if any, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Shares.

            (d) No Further Ownership Rights in Company Common Stock. All certificates evidencing Parent Shares issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.03(c) and any cash in lieu of any fractional Parent Shares paid pursuant to Section 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company prior to the date of this Agreement with respect to such shares of Company Common Stock which remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

            (e)   No Fractional Shares.

                  (i) No certificates or scrip representing, or receipts evidencing, fractional Parent Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Shares shall relate to such fractional shares interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                  (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all such shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such


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fractional part of a Parent Share (rounded to the fourth decimal place)
multiplied by the Cash Consideration.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and, subject to Section 2.03(g), Parent shall remain liable for payment of their claim for the Merger Consideration, certain dividends and other distributions in accordance with
Section 2.03(c) and any cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e).

            (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any certificates evidencing Parent Shares (or any dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to this Article II. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent, and Parent shall be responsible for paying all taxes with respect to such interest and other income.

            (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto, certain dividends and other distributions in accordance with
Section 2.03(c) and any cash in lieu of any fractional Parent Shares in accordance with Section 2.03(e).

            (j) Withholding Rights. Parent, Sub or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, Sub or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Exchange Agent.


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      SECTION 2.04.     Share Elections.

            (a) Each person who, on or prior to the Election Date referred to in
Section 2.04(b), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Share Election or an unconditional Cash Election, in each case specifying that number of shares of Company Common Stock such holder desires to have converted into the Share Consideration and that number of shares of Company Common Stock such holder desires to have converted into the Cash Consideration, as applicable, on or prior to such Election Date, on the basis hereinafter set forth.

            (b) Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election") and shall be mailed with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting, which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Share Consideration or the Cash Consideration, as applicable, for any or all shares of Company Common Stock held by such holder. The Company shall use all reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date. Any such holder's (and such authorized representative's) election to receive the Share Consideration or the Cash Consideration, as applicable, shall have been properly made only if the Exchange Agent shall have received a Form of Election, properly completed and signed, at its designated office, by 5:00 p.m., New York City time, on the business day immediately preceding the date of the Stockholders Meeting (the "Election Date").

            (c) Any Form of Election may be revoked, by the stockholder who submitted such Form of Election to the Exchange Agent, only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder that submitted the same to the Exchange Agent.

            (d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Share Consideration or the Cash Consideration have been properly made or revoked pursuant to this Section 2.04 with respect to shares of Company Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Company Common Stock, or if the Exchange Agent determines that any election to receive the Merger Consideration was not properly made with respect to shares of Company Common Stock, the holder of such shares shall be treated by the Exchange Agent as having submitted a (i) a Share Election with respect to 50% of the shares held by such holder and (ii) Cash Election with respect to 50% of the shares held by such holder and, subject to
Section 2.05, such shares shall be converted at the Effective Time


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into the right to receive the appropriate amount of Share Consideration and Cash
Consideration. The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.05, and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.04 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections and the provisions of this Section
2.04.

      SECTION 2.05.     Proration.

            (a)   For purposes of this Section 2.05:

                  (i) "Company Stock Number" shall mean the number of shares of Company Common Stock that are issued and outstanding at the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to Section 2.01(b)).

                  (ii) "Aggregate Transaction Value" shall mean the product of
(x) the Company Stock Number, multiplied by (y) the Cash Consideration.

            (b) The maximum aggregate amount of Cash Consideration to be paid to holders of Company Common Stock pursuant to this Article II (the "Cash Cap") shall be equal to the product of (x) 0.5 and (y) the Aggregate Transaction Value.

            (c) The minimum aggregate amount of Cash Consideration to be paid to holders of Company Common Stock pursuant to this Article II (the "Cash Floor") shall be equal to the product of (x) 0.3 and (y) the Aggregate Transaction Value.

            (d) In the event that the aggregate amount of cash subject to Cash Elections made or deemed to have been made pursuant to Section 2.04(d) (the "Requested Cash Amount") exceeds the Cash Cap, then each holder who has made or is deemed to have made a Cash Election shall receive, for each share of Company Common Stock with respect to which a Cash Election has been made or deemed to have made, (x) cash in an amount equal to (A) the Cash Consideration multiplied by (B) a fraction (the "Cap Fraction"), the numerator of which is the Cash Cap and the denominator of which is the Requested Cash Amount, (y) a whole number of Parent Shares equal to (A) the Exchange Ratio multiplied by (B) one minus the Cap Fraction, and (z) cash in lieu of any fractional Parent Shares.

            (e) In the event that the Requested Cash Amount is less than the Cash Floor, then each holder who has made a Share Election or is deemed to have made a Share Election pursuant to Section 2.04(d) shall receive, for each share of Company Common Stock with respect to which a Share Election has been made or deemed to have made, (x) cash (the "Mandatory Cash Amount") in an amount equal to (A) the Cash Consideration multiplied by (B) a fraction, the numerator of which is the Cash Floor less the Requested Cash Amount and the denominator of which is the Aggregate Transaction Value less the Requested Cash Amount (y) a number of Parent Shares equal to the (A) the Exchange Ratio multiplied by (B) a fraction, the numerator of which is the Cash Consideration less the Mandatory Cash Amount and the denominator of which is the Cash Consideration, and (z) cash in lieu of any fractional Parent Shares.


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                                   ARTICLE III

                Representations and Warranties of the Company

      Except as set forth on the disclosure schedule (each section of which qualifies both the correspondingly numbered representation and warranty or covenant to the extent specified therein and other numbered representations, warranties and covenants to the extent reasonably apparent from the disclosure schedule) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

      SECTION 3.01. Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority (i) to carry on its business as now being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts (as defined in Section 3.04(a)) by which it is bound. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of the Company and each subsidiary, as amended to the date of this Agreement.

      SECTION 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule sets forth a true and complete list of each of the Company's subsidiaries; and neither the Company nor any of the other corporations identified in Section 3.02 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other entity. Neither the Company or any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company or any of its subsidiaries has, at any time, been a general partner of any general partnership, limited partnership or other entity. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized, validly issued, are fully paid and nonassessable and, to the extent such shares are owned by the Company, directly or indirectly, are so owned free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests except restrictions under applicable law.

      SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). At the close of business on

October 23, 2001, (i) 35,666,590 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Preferred Stock were issued or outstanding or were held by the Company in its treasury; (iv) 150,000 shares of Company Preferred Stock, designated Series A Participating Preferred Stock, are reserved for future issuance upon exercise of the rights issued pursuant to the Rights Agreement, dated May 17, 2001, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Company Rights Agreement"); (v) 2,601,500 shares of Company Common Stock were reserved for issuance pursuant to the Jupiter Communications, LLC 1997 Employee Stock Option Plan; 4,730,000 shares were reserved for issuance under the Jupiter Communications, Inc. 1999 Stock Incentive Plan; 12,000,000 shares were reserved for issuance under the Media Metrix, Inc. Amended and Restated 2000 Equity Incentive Plan; 760,556 shares were reserved for issuance under the Media Metrix, Inc. Stock Option Plan; 80,970 shares were reserved for issuance under the AdRelevance, Inc. 1998 Stock Option Plan; 187,130 shares were reserved for issuance under the AdRelevance, Inc. 1999 Stock Option Plan; and 1,931,073 shares were reserved for issuance under the Media Metrix, Inc./Relevant Knowledge, Inc. 1998 Equity Incentive Plan (such plans, collectively, the "Company Stock Plans"), of which 6,661,037 shares were subject to outstanding Stock Options and 2,392,222 shares were currently exercisable; (vi) 2,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Media Metrix, Inc. Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP"), of which 49,954 shares of Company Common Stock have been issued; (vii) 125,000 shares of Company Common Stock were reserved for issuance upon the exercise of the warrants (the "Warrants") subject to the warrant agreements listed and described in Section 3.03 of the Company Disclosure Schedule and
(viii) 1,750,000 shares of Company Common Stock were reserved for issuance upon the exercise of options granted to persons who were neither employees, officers, directors or consultants of the Company (excluding those reserved for issuance to the Company's joint venture partners) and sufficient number of shares were reserved for issuance upon the exercise of options granted the Company's joint venture partners assuming such options were exercised as of October 23, 2001 (the "Non-Employee Options") pursuant to option agreements listed and described
Section 3.03 of the Company Disclosure Schedule. The Company has made available to Parent accurate and complete copies of the Company Stock Plans, the forms of stock option agreements evidencing the Stock Options, the ESPP, the Warrants and the agreements evidencing the Non-Employee Options. No shares of Company Common Stock are owned by any subsidiary of the Company. Except as set forth above and except for shares of Company Common Stock issued upon the exercise of Stock Options or Warrants referenced above subsequent to the close of business on October 23, 2001 and prior to the date of this Agreement, as of the date of this Agreement no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Stock Options and purchase rights under the ESPP) to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of shares of Company Common Stock granted under the Company Stock Plans or otherwise. Section 3.03 of the Company Disclosure Schedule sets forth a complete and correct list, as of October 23, 2001, of each holder of outstanding stock options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise (collectively, the "Stock Options") and the Warrants, the number of shares of Company Common Stock subject to each such Stock Option and Warrant, the name of the optionee or warrantholder, the name of the Company Stock Plan pursuant to which such Stock Options were granted, the grant dates, expiration dates and exercise prices of such Stock Options and Warrants, the vesting schedules and the extent vested and exercisable as of the date of this Agreement. All (i) rights of repurchase pertaining to outstanding shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares at a fixed purchase price and (ii) grants of outstanding Stock Options, are evidenced by stock option agreements and restricted stock purchase agreements, as the case may be, in the forms attached as Exhibit A to Section 3.03 of the Company Disclosure Schedule, and no stock option agreement or restricted stock purchase agreement contains terms that are inconsistent with such forms. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of the Company are, and all shares which may be issued prior to the Closing will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights or similar rights. Except as set forth in this Section 3.03 (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its subsidiaries (other than shares of capital stock or other voting securities of such subsidiaries that are directly or indirectly owned by the Company), (B) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its subsidiaries or (C) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its subsidiaries and (y) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There is no condition or circumstances that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company is not a party to any voting agreement with respect to the voting of any such securities. As of the date of this Agreement, the aggregate number of "Shares" (as such term is defined in the Stockholder Agreement) held by Signatory Stockholders collectively represent approximately 22% of the shares of Company Common Stock outstanding. Section 3.03 of the Company Disclosure Schedule sets forth a complete and accurate list of all securities or other beneficial ownership interests in any other entity beneficially owned, directly or indirectly, by the Company, other than the capital stock of, or other equity interests in, its subsidiaries. All outstanding shares of Company Common Stock, all outstanding Stock Options, Warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and
(ii) all requirements set forth in applicable Contracts, except in each case where the failure to comply would not subject the Company to material liability.

      SECTION 3.04.     Authority; Noncontravention.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present either in person or by telephone, duly and unanimously (and without any abstentions) adopted resolutions (i) approving and declaring advisable this Agreement, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement,
(iii) declaring that the consideration to be paid to the Company's stockholders in the Merger is fair to such stockholders, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders to be held as promptly as practicable following the date of this Agreement, (v) recommending that such stockholders adopt this Agreement and (vi) approving the Stockholder Agreement and the transactions contemplated thereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under,
(i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") to which the Company or any of its subsidiaries is a party or otherwise applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in paragraph (b) below, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on the Company,
(y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

            (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations ("Foreign Antitrust Laws"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption of this Agreement by the Company's stockholders at the Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to
(x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

      SECTION 3.05. SEC Documents; Undisclosed Liabilities. The Company (and its subsidiaries that were previously publicly traded) have timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since October 9, 1999 (together with the Company's Registration Statement on Form S-1 (Registration No. 333-72883), the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, updated or supplemented by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and except for restructuring and related adjustments as disclosed on Section 3.05 of the Company Disclosure Schedule). Except (i) as reflected in the most recent financial statements contained in the Company SEC Documents or in the notes thereto, (ii) for liabilities that have been incurred by the Company and its subsidiaries since June 30, 2001, in the ordinary course of business and consistent with past practice, (iii) for liabilities that do not and would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (v) liabilities described in Section 3.05 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise).

      SECTION 3.06. Information Supplied. None of the information supplied or to be supplied by the Company, including information with respect to its affiliates, for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

      SECTION 3.07.     Legal Proceedings; Orders.

            (a) There is no suit, action or legal proceedings pending, and to the knowledge of the Company, no person has threatened to commence any suit, action or proceeding: (i) that involves the Company or any of its subsidiaries or any of their respective assets (excluding actions to collect amounts due on Customer Contracts (as defined in Section 3.20(a)) brought by the Company or any of its subsidiaries in the ordinary course of business and consistent with past practice ("Collection Actions")); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such legal proceeding which would reasonably be expected to have a Material Adverse Effect on the Company.

            (b) To the knowledge of the Company, no officer or key employee of any of the Company or any of its subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company or any of its subsidiaries.

            (c) Section 3.07 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of (i) all judgments, decrees, injunctions, rules and orders of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries and (ii) a complete and accurate list of each settlement or similar agreement in respect of any pending or threatened suit, action, proceeding, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which the Company or any of its subsidiaries has entered into or become bound by since July 1, 2000 and with respect to which the Company has a continuing obligation.

      SECTION 3.08. Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (collectively, "Permits") that are required for them to own, lease or operate their assets and to carry on their businesses as now conducted, except where the failure to hold such Permits has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in substantial compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations. Since July 1, 2000, neither the Company nor any of its subsidiaries has received any notice or other communication from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Permit, or
(b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. The Merger, in and of itself, would not cause the revocation or cancellation of any Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company. Section 3.08 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all actions, demands, requirements, or investigations of which the Company has knowledge, by any Governmental Entity with respect to the Company or any of its subsidiaries or any of their respective properties.

      SECTION 3.09. Environmental Matters. The Company and each of its subsidiaries is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Company its subsidiaries of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that any of them is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company or any subsidiary with any Environmental Law in the future. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by the Company or any subsidiary, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Company or any subsidiary contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and
(c) none of the property leased to,
controlled by or used by the Company or any subsidiary contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. Neither the Company nor any of its subsidiaries has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a law, order, rule or regulation to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site. (For purposes of this Section 3.09: (i) "Environmental Law" means any federal, state, local or foreign law, regulation, rule, ordinance or order, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

      SECTION 3.10. Absence of Certain Changes or Events. Between June 30, 2001 and the date of this Agreement:

            (a) there has not been any Material Adverse Change with respect to the Company, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company;

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Company or any of its subsidiaries (whether or not covered by insurance) that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

            (c) neither the Company nor any of its subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d) neither the Company nor any of its subsidiaries has sold, issued or granted, or authorized the issuance of, or pledged or subjected to any Lien,
(i) any shares of capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Stock Options and Warrants described in Section 3.03 of the Company Disclosure Schedule), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Stock Options described in Section 3.03 of the Company Disclosure Schedule), or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Stock Option Plans, (ii) any provision of any Contract evidencing any outstanding Stock Option, SARs or Warrants or (iii) any restricted stock purchase agreement;

            (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any subsidiary, and neither the Company nor any subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (g) neither the Company nor any of its subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other entity;

            (h) neither the Company nor any of its subsidiaries has made any capital expenditures which exceed $100,000 in the aggregate;

            (i) except in the ordinary course of business and consistent with past practices, neither the Company nor any of its subsidiaries has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 3.20), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

            (j) neither the Company nor any of its subsidiaries has (i) acquired, leased or licensed any material right or other material asset from any other person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other person, or (iii) waived or relinquished any material right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

            (k) except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

            (l) neither the Company nor any of its subsidiaries has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Lien, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

            (m) neither the Company nor any of its subsidiaries has (i) lent money to any person in excess of $50,000 individually or $100,000 in the aggregate (except for loans and transfers among the Company and its wholly-owned subsidiaries), or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (n) neither the Company nor any of its subsidiaries has (i) adopted, established or entered into any Benefit Plan (as defined in Section 3.11) (ii) caused or permitted any Benefit Plan to be amended in any material respect, or
(iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except for actions which have not materially increased the financial obligations of the Company to its continuing employees as a whole;

            (o) neither the Company nor any of its subsidiaries has changed any of its methods of accounting or accounting practices in any material respect;

            (p) neither the Company nor any of its subsidiaries has made any material tax election;

            (q) neither the Company nor any of its subsidiaries has commenced or settled any legal proceeding (other than Collection Actions);

            (r) neither the Company nor any of its subsidiaries has entered into any material transaction or taken any other material action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

            (s) neither the Company nor any of its subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

            (t) neither the Company nor any of its subsidiaries has agreed or committed to take any of the actions referred to in clauses (c) through (t) above.

      SECTION 3.11. Absence of Changes in Benefit Plans. Except as disclosed in the Company SEC Documents, since the date of the most recent audited financial statements included in the Company SEC Documents or as would not result in any material liability, there has not been any adoption or amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) including, without limitation, each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries, or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Commonly Controlled Entity") providing benefits to any current or former employee, officer, consultant or director of the Company or any of its subsidiaries (collectively, the "Benefit Plans"), or any change in the manner in which contributions to any Benefit Plans of the Company are made or the basis on which such contributions are determined. Except as disclosed in the Company SEC Documents, there are no currently binding (1) employment, consulting, deferred compensation, indemnification, severance or termination agreements or similar arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer, consultant or director of the Company or any of its subsidiaries or (2) agreements between the Company or any of its subsidiaries and any current or former employee, officer, consultant or director of the

Company or any of its subsidiaries, providing material benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (collectively, the "Benefit Agreements").

      SECTION 3.12.     ERISA Compliance; Excess Parachute Payments.

            (a) Section 3.12 of the Company Disclosure Schedule contains a list of each Benefit Plan and Benefit Agreement. The Company has made available to Parent true, complete and correct copies of (a) each material Benefit Plan and Benefit Agreement (or, in the case of any unwritten Benefit Plan or Benefit Agreement, a description thereof) and related documents including trust documents, summary plan descriptions, group annuity contracts, plan amendments, insurance policies or contracts, employee booklets, administrative services agreements, standard COBRA notices and forms, registration statements and prospectuses, (b) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (c) the compliance and non-discrimination tests for the last three years, and (d) the most recent Internal Revenue Service determination or opinion letter.

            (b) Each Benefit Plan and Benefit Agreement has been administered in all material respects in accordance with its terms in all material respects with the applicable provisions of ERISA and the Code, and all other applicable laws, including laws of foreign jurisdictions. The Company and each Commonly Controlled Entity have performed in all material respects all obligations required to be performed by them under and are not in any material respect in default under or violation of and have no knowledge of any material default or violation by any other party with respect to any Benefit Plan or Benefit Agreement. All Benefit Plans intended to be tax-qualified under Code Section 401(a) ("Pension Plans") have either received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period under
Section 401(b) of the Code has not expired, and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any event occurred since the date of its most recent determination or opinion letter, application therefor or Pension Plan's adoption that would adversely affect its qualification or materially increase its costs. All Benefit Plans required to have been approved by any foreign Governmental Entity have been so approved; no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) nor has any event occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has delivered to Parent a true and complete copy of the most recent determination letter received with respect to each Pension Plan, as well as a true and complete copy of each pending application for a determination letter, if any.

            (c) No Pension Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA (a "Multiemployer Pension Plan") or is subject to the provisions of Title IV of ERISA, and neither the Company nor any Commonly Controlled Entity could have any liability under Title IV of ERISA. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to

ERISA, including any Pension Plan, any trusts created thereunder or to the knowledge of the Company any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Benefit Plans and trusts has been terminated. All contributions and premiums and benefit payments required to be made under the terms of any Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet included in the Company SEC Documents.

            (d) All reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed except for such failures that do not result in any material liability. None of the Company or any of its subsidiaries has received notice of, and to the knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and, to the knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

            (e) The Company and its subsidiaries, with respect to each Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), comply in all material respects with the applicable requirements of (i) Section 4980B(f) of the Code or any state law governing health care coverage extension or continuation; (ii) the Health Insurance Portability and Accountability Act of 1996; and (iii) the Cancer Rights Act of 1998. Neither the Company nor any of its subsidiaries has any obligations for retiree health, life insurance or other similar welfare benefits under any Benefit Plan or Benefit Agreement, except as required by statute.

            (f) Except as expressly contemplated by this Agreement or as set forth in any Employment Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement and the Stockholder Agreement (including as a result of any termination of employment following the Effective Time) will (x) entitle any employee, officer, consultant or director of the Company or any of its subsidiaries to severance or termination pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Benefit Plans or Benefit Agreements.

            (g) The Company and its subsidiaries are in compliance in all material respects with all Federal, state and local requirements regarding employment. Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any of its subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.

As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any of its subsidiaries, and there is no charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

            (h) Neither the Company nor any of its subsidiaries has any material liability or obligations, including under or on account of a Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its subsidiaries.

      SECTION 3.13.     Taxes.

            (a) Each of the Company and its subsidiaries has timely filed all tax returns and reports required to be filed by it, and all such returns and reports have been prepared in compliance with applicable law and are true, complete and correct in all material respects. The Company and its subsidiaries have disclosed on their tax returns all positions taken therein that, if not so disclosed, would reasonably be expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of state, local or foreign law.

            (b) Each of the Company and its subsidiaries has timely paid all taxes required to be paid by it and withheld and timely paid to the proper taxing authority all taxes required to be withheld. The unpaid taxes of the Company and its subsidiaries through the date of the most recent financial statements included in the Company SEC Documents do not exceed the accruals and reserves for taxes (excluding accruals and reserves for deferred taxes established to reflect timing differences between book and tax income) set forth in the Company SEC Documents. The Company and its subsidiaries have no liability for unpaid taxes accruing after the date of the Company SEC Documents other than taxes arising in the ordinary course of its business subsequent to the date of the Company SEC Documents.

            (c) There are no tax deficiencies currently outstanding or assessed or, to the knowledge of the Company, proposed or asserted against the Company or any of its subsidiaries that are not adequately reserved for in the most recent financial statements included in the Company SEC Documents. No claim or legal proceeding is pending or, to the knowledge of the Company, has been threatened against the Company or any of its subsidiaries in respect of any material tax. All assessments for taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved for in the most recent financial statements included in the Company SEC Documents. No tax returns of the Company or any of its subsidiaries are currently under audit or examination by any taxing authority. There are no material Liens for taxes (other than for taxes not yet due and payable) on the assets of the Company or any of its subsidiaries.

            (d) No extension or waiver of the limitation period applicable to any of the Company's tax returns have been granted (by the Company or any other person) and no such extension or waiver has been requested from the Company. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or any of its subsidiaries and no power of attorney with respect to taxes has been executed or filed with any taxing authority. Except for the affiliated group of corporations of which the Company is the common parent corporation, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated federal income tax return.

            (e) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (f) Neither the Company nor any subsidiary has been, and none of them will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

            (g) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any subsidiary that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or
Section 162(m) of the Code (or any comparable provision of state or foreign tax laws). Neither the Company nor any subsidiary is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

            (h) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

            (i) Neither the Company nor any of its subsidiaries has filed or will file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of state tax laws) apply to the Company or any of its subsidiaries.

            (j) Neither the Company nor any of its subsidiaries has received any notice from any taxing authority in a jurisdiction where it has not filed tax returns that it may be subject to taxation in that jurisdiction. The Company and each of its subsidiaries has in their possession receipts other evidence of payments for any taxes paid to foreign tax authorities.

            (k) As used in this Agreement, "taxes" shall include all (x) U.S. Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing (or similar) agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

      SECTION 3.14. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Stockholders Meeting to adopt this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

      SECTION 3.15. State Takeover Statutes. The approval of this Agreement and the Merger and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement by the Board of Directors of the Company referred to in Section 3.04 constitutes approval of this Agreement and the Merger and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions contained in Section 203 of the DGCL do not apply to Parent or Sub in connection with the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement and by the Stockholder Agreement.

      SECTION 3.16. Company Rights Agreement. The Company has taken all necessary action with respect to the Company Rights Agreement to provide that neither Parent nor Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of the execution, delivery or performance of this Agreement, the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Sub, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Company Rights Agreement to any holder (or former holder) of Rights as of and following the Effective Time.

      SECTION 3.17. Brokers; Schedules of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Fleet Boston Robertson Stephens, Inc. (the "Company Financial Advisor") the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

      SECTION 3.18. Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company's Board of Directors its opinion to the effect that the consideration provided for in the Merger is fair to the holders of Company Common Stock from a financial point of view and the Company will deliver to Parent a true, correct and complete copy of said opinion promptly following receipt thereof by the Company.

      SECTION 3.19.     Intellectual Property.

            (a) For the purposes of this Agreement, the following terms have the following definitions:

      "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications thereof, and all reissues, divisions, renewals, revivals, utility models, certificates of invention, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, ideas, manufacturing and operating specifications, formulae, computer programs, hardware, software, processes, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrightable works, copyright registrations and applications thereof, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world;
(v) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications thereof throughout the world ("Trademark Rights"); (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

      "Company Intellectual Property" shall mean any Intellectual Property that is incorporated into any product of the Company or otherwise used in the business of the Company (except "off the shelf" or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions, as modified for the Company's operations).

      "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

      "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or one of its subsidiaries.

            (b) No Company Intellectual Property or product or service of the Company is subject to any claim, demand or proceeding pending, or to the knowledge of the Company, threatened or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. There is no proceeding pending or, to the knowledge of the Company, threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or alleges a claim of infringement of any patents, Trademark Rights, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, or a claim of unfair competition or trade practices under the laws of any jurisdiction.

            (c) Each material item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made. All fees paid during prosecution and after issuance of any patent comprising or relating to such Company Registered Intellectual Property have been paid in a timely manner and in the correct entity status amounts. All necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

            (d) The Company or one of its subsidiaries owns and has good and exclusive title to, or has license sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted to, each item of Company Intellectual Property used in connection with the conduct of its business as currently conducted and as proposed to be conducted. Each item of the Company Intellectual Property is free and clear of any Liens (excluding licenses and related restrictions). The Company or one of its subsidiaries is the exclusive owner of all Trademark Rights set forth in Section 3.19(d) of the Company Disclosure Schedule and has sufficient license rights to use any other trademarks used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale of any products or the provision of any services by the Company and its subsidiaries.

            (e) Except as expressly provided in the following sentence, the Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or provided as part of Company's services or which the Company otherwise expressly purports to own. With respect to copyrighted works in the form of written market reports and other similar reports prepared for customers or for public presentation, the Company or one of its subsidiaries owns and has good title to, or licenses pursuant to a valid agreement, all such works that are Company Intellectual Property.

            (f) To the extent that any Company Intellectual Property has been developed or created by a third party for the Company or any of its subsidiaries, the Company or its subsidiaries, as the case may be, has a valid written agreement with such third party with respect thereto and the Company or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted to the relevant portion of such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

            (g)   Section 3.19 of the Company Disclosure Schedule lists all:

                  (i)   Company Registered Intellectual Property;

                  (ii) agreements granting any right to distribute or sublicense Company Intellectual Property on any exclusive basis;

                  (iii) exclusive licenses of Intellectual Property to or from the Company;

                  (iv) agreements relating to Company Intellectual Property pursuant to which the amounts actually paid or payable under firm commitments to the Company for $10,000 or more;

                  (v) joint development agreements relating to Company Intellectual Property that are used to operate the Company's business as currently conducted or as currently contemplated to be conducted and to which the Company is a party;

                  (vi) agreements by which the Company grants any ownership right to any Company Intellectual Property owned by the Company;

                  (vii) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of the Company Intellectual Property;

                  (viii) options relating to any Company Intellectual Property; and

                  (ix) licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property owned by any third party excluding "off the shelf" or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions, as modified for the Company's operations.

            (h) All Material Contracts relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Material Contracts in accordance with its terms. The Company is in compliance with, and has not breached any material term of any of such Material Contracts and all other parties to such Contracts are in compliance in all material respects with, and have not breached any term of, such Contracts. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

            (i) The operation of the business of the Company as such business currently is conducted, including the Company's design, development, marketing and sale of the products or services of the Company (including with respect to products currently under active development) has not, and does not infringe or misappropriate in any manner the Intellectual Property rights of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not breached in any material respect, or received in writing any claim or threat that it has breached in any material respect (i) any license, sublicense or other agreement (the "License Agreements") to which it is a party relating to Company Intellectual Property involving more than $10,000 in consideration in each such case, or (ii) any License Agreement in such a manner as would permit any other party to cancel or terminate the same (with or without notice of passage of time, for a cure period or otherwise) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims) from the Company or give rise to a right of acceleration of any material obligation or loss of any material benefit under any such License Agreement, which in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company. No product liability claims have been communicated in writing to or, to the knowledge of the Company, threatened against the Company.

            (j) The Company has not brought any proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

            (k) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users or customers arising in the ordinary course of business, the forms of which are attached hereto as Section 3.19 to the Company Disclosure Schedule. There are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale or disposition of any Intellectual Property.

            (l) All current and former officers and employees of the Company who have or had access to any Company Intellectual Property have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been supplied to Parent, except where the failure by the Company to have obtained such agreement would not reasonably be expected to have a Material Adverse Effect on the Company. All current and former consultants and independent contractors to the Company involved in the development or modification of Company Intellectual Property have executed and delivered to the Company an agreement in the form delivered to Parent, except where the failure by the Company to have obtained such agreement would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no employee or independent contractor of the Company is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company. No current officer, director, employee, consultant or independent contractor has and to the knowledge of the Company no former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. For purposes of this Section 3.19 if in any circumstance the Company shall be materially impaired in its ability to apply for, prosecute or enforce patent rights with respect to the Company's issued patents or its patent application, or the subject matters set forth therein, the Company shall be deemed to have incurred a Material Adverse Effect.

            (m) The Company has taken commercially reasonable and customary measures and precautions as necessary to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Company Intellectual Property it owns or uses. The Company has not disclosed, either directly or through a third party, Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information") owned by the Company to third parties for use or appropriation by such third parties except pursuant to the terms of a written agreement between the Company and such third parties and, to the knowledge of the Company, no disclosure, use or appropriation by or for a third party has occurred, either through the Company or through a third party, without the Company's consent. All use, disclosure or appropriation by the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

      SECTION 3.20.     Material Contracts.

            (a) Section 3.20 of the Company Disclosure Schedule identifies each Contract that constitutes a Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

                  (i) (A) any Contract relating to the employment of, or the performance of services by, any employee or consultant, and any Contract pursuant to which the Company or any of its subsidiaries is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and (B) any Contract pursuant to which the Company or any of its subsidiaries is or may become obligated to make any bonus or similar payment to any current or former employee or director, in the case of each of (A) and (B) in excess of $50,000;

                  (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Company Intellectual Property (except for (1) any Contract pursuant to which (A) any Company Intellectual Property is licensed to the Company or any of its subsidiaries under any third party software license generally available to the public, or (B) any Company Intellectual Property is licensed by the Company or any of its subsidiaries to any person on a non-exclusive basis) and (2) any standard form customer contracts entered into in the ordinary course of business ("Customer Contracts"));

                  (iii) any Contract that provides for indemnification of any officer, director or employee;

                  (iv) any Contract imposing any restriction on the right or ability of the Company or any of its subsidiaries (A) to compete with any other person, (B) to acquire any product or other asset or any services from any other person, (C) to solicit, hire or retain any person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person, (E) to perform services for any other person, or (F) to transact business or deal in any other manner with any other person;

                  (v) any Contract (other than Contracts evidencing Stock Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or any of its subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                  (vi) any Contract made in the ordinary course of business having a value in excess of $250,000 or any Contract not made in the ordinary course of business having a value in excess of $50,000 incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation on behalf of the Company, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

                  (vii) any Contract relating to any currency hedging;

                  (viii) any Contract containing "standstill" or similar provisions;

                  (ix) any Contract (excluding Customer Contracts) (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Entity);

                  (x) any Contract requiring that the Company or any of its subsidiaries give any notice or provide any information to any person prior to considering or accepting any Acquisition Proposal (as defined in Section 5.04(d)) or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

                  (xi) any Contract (excluding Customer Contracts) in excess of $100,000 that has a term of more than 60 days and that may not be terminated by the Company or any of its subsidiaries (without penalty) within 60 days after the delivery of a termination notice by the Company or any of its subsidiaries;

                  (xii) any Contract (excluding Customer Contracts) not made in the ordinary course of business (A) that contemplates or involves the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $50,000 in the aggregate, or (B) that contemplates or involves the performance of services by the Company having a value in excess of $50,000 in the aggregate;

                  (xiii) any Contract that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination of or a loss of material benefit under any such Contract other than those consents, approvals, waivers and notices which the failure to obtain or provide same would not have a Material Adverse Effect on the Company;

                  (xiv) any Contract or other agreement, whether written or oral, that contains any guarantees as to the Company's or any of its subsidiaries' future revenues;

                  (xv) any Contract providing for payments of royalties to third parties in excess of $100,000 per year or $250,000 in the aggregate;

                  (xvi) any Contract not made in the ordinary course of business granting a third party any license to Company Intellectual Property or that of any of its subsidiaries that is not limited to the internal use of such third party;

                  (xvii) any Contract providing for or requiring confidential treatment by the Company or any of its subsidiaries of any third party information other than (a) any such Contracts which do not interfere with the business of the Company in any material respect, (b) non-disclosure agreements and provisions entered into by the Company in the ordinary course of business consistent with past practice and (c) the Confidentiality Agreement;

                  (xviii) any Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than those which do not interfere with the business of the Company in any material respect);

                  (xix) any Contract which has aggregate future sums due from the Company or any of its subsidiaries in excess of $100,000 and is not terminable by the Company or any such subsidiary for a cost of less than $100,000; or

                  (xx) any Contract (not otherwise identified in clauses (i) through (xix) of this sentence) the breach of which would reasonably be expected to have a Material Adverse Effect on the Company or to any of the transactions contemplated by this Agreement.

            (b) The Company has made available to Parent an accurate and complete copy of each Material Contract. Each Contract of the Company and its subsidiaries that constitutes a Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or such subsidiary and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has performed or is performing all obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time or both) in breach or default thereunder except, in each case, for such breaches that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any person the right to declare a default or exercise any remedy under any Material Contract, (C) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release or delivery of any of the Company's source code, or (F) give any person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2001, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (c) Section 3.20 of the Company Disclosure Schedule sets forth all securities purchase agreements with continuing obligations, stockholder agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal and similar agreements between any stockholder of the Company and the Company.

      SECTION 3.21.     Title to Properties.

            (a) Section 3.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned or leased by the Company or any of its subsidiaries. Each of the Company and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All of the material assets and properties owned by the Company, are owned free and clear of all Liens except for Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (b) All items of equipment and other tangible assets owned by or leased to the Company or any of its subsidiaries are adequate for the uses to which they are being put are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and its subsidiaries, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

            (c) Each of the Company and its subsidiaries has complied with the terms of all real property leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect except where such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.22.     Receivables, Customers.

            (a) All existing accounts receivable of the Company and each of its subsidiaries (i) represent valid obligations of customers of the Company or its subsidiaries, as the case may be, arising from bona fide transactions entered into in the ordinary course of business, and (ii) to the Company's knowledge, will be collected in full without any counterclaim or set off (net of an allowance for doubtful accounts consistent with past practices).

            (b) Section 3.22 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances in excess of $10,000 made by the Company or its subsidiaries, as the case may be, to any employee, director, consultant or independent contract, other than routine travel advances made to employees in the ordinary course of business.

            (c) Section 3.22 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other person that accounted for more than 1% of the consolidated gross revenues of the Company for the twelve-month period ending September 30, 2001. The Company has not received (i) any notice indicating that any such customer or person may cease dealing with the Company or may otherwise reduce the volume of business transacted by such person with the Company below historical levels, or (ii) any other communication (in writing or otherwise) or any other non-public information indicating that any such customer or person is reasonably likely to cease dealing with the Company or otherwise reduce the volume of business transacted by such person with the Company below historical levels.

      SECTION 3.23.     Sale of Products; Performance of Services.

            (a) Each product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or any of its subsidiaries to any person:

                  (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable law; and

                  (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, or other asset (or the operation or performance thereof).

            (b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any of its subsidiaries were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with applicable law.

            (c) Since July 1, 2000, no customer or other person has asserted or threatened to assert any claim against the Company or any of its subsidiaries
(i) under or based upon any warranty provided by or on behalf of the Company or any of its subsidiaries, or (ii) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any of its subsidiaries or any services performed by the Company or any of its subsidiaries.

      SECTION 3.24. Insurance. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each of its subsidiaries. Each of such insurance policies is in full force and effect. Since July 1, 2000, neither the Company nor any of its subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any of its subsidiaries.

      SECTION 3.25. Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company's last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 3.25 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

      SECTION 3.26.     Privacy Policy.

            (a)   For purposes of this Section 3.26:

                  (i) "Privacy Statement" means any and all of the Company's privacy policies published on its web site or otherwise provided to users of the Company's products and services or the Company's data subjects regarding the collection, use and distribution of personal information from visitors to its web site, consumers of its products and services and/or the Company's data subjects, as applicable;

                  (ii) "Terms and Conditions" means any and all of the terms and conditions published on the Company's web site or otherwise provided to users of the Company's products and services or the Company's data subjects that govern the use of the

Company's Web Site, the Company's products and services and/or collection of data from the Company's data subjects, as applicable.

            (b) The Privacy Statement and Terms and Conditions are posted at all times on the Company's web site. The Company maintains a link to the Privacy Statement from its homepage, and makes an effort to include a link from any page, of any Company Web Site on which personal information is collected from visitors to its web site, users of its products and services and the Company's data subjects. The Privacy Statement and the Terms and Conditions are provided to each of the Company's data subjects, and each data subject has agreed to the Privacy Statement and the Terms and Conditions except where the failure to obtain such agreement would not reasonably be expected to result in a Material Adverse Effect on the Company. The Privacy Statement is clearly written and includes at the minimum accurate notice to users about the Company's collection, use and disclosure policies and practices with respect to personal identifiable information.

            (c) The Company has adequate technological and procedural measures in place to protect data collected from visitors, users and data subjects against loss, theft, unauthorized access or disclosure. The Company does not knowingly collect personally identifiable information from or target children under the age of thirteen. The Company does not sell, rent or otherwise make available to third parties any personally identifiable data submitted by visitors of the Company's web sites, users of the Company's products and services and the Company's data subjects.

            (d) The Privacy Statement is accurate and consistent with the Terms and Conditions and the Company's actual practices with respect to the collection, use and disclosure of personally identifiable information. The Company (A) complies with the Privacy Statement(s) and Terms and Conditions as applicable to any given set of personal data collected by the Company, and all applicable privacy laws and regulations regarding the disclosure and use of personal data, and (B) takes appropriate and industry standard measures to protect and maintain the confidential nature of the information provided to the Company by web site users, customers of the Company's products and services and the Company's data subjects. The Privacy Statement and/or the Terms and Conditions permit the transfer of personal data collected by the Company in accordance with the acquisition or sale of all or substantially all of the assets of the Company. The Company's use and distribution of all personal data collected by the Company from visitors of the Company's web sites, users of the Company's products and services and the Company's data subjects is governed by the Privacy Statement pursuant to which the data was collected, all versions of which are attached hereto in Section 3.19 of the Company Disclosure Schedule. Other than as constrained by such Privacy Statements and by applicable laws and regulations, the Company is not restricted in its use and/or distribution of personal data collected by the Company. The Company has the full power and authority to transfer all rights the Company has in such personal data to Parent. Neither the Company nor any of its subsidiaries is party to any Contract or subject to any other obligation that, following the Merger, would prevent Parent and its affiliates from using the information covered by the Privacy Statement in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of data. No claims or controversies have arisen regarding the Privacy Statement, the Terms and Conditions or the implementation of any of the foregoing.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Except as set forth on the disclosure schedule (each section of which qualifies both the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other numbered representations, warranties or covenants to the extent reasonably apparent from the disclosure schedule) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

      SECTION 4.01. Organization, Standing and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the DGCL, and Parent has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a limited liability company duly formed, validly existing and in good standing under the LLC Act and Sub has the requisite limited liability company power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of formation and limited liability company agreement of Sub, in each case as amended to the date of this Agreement.

      SECTION 4.02. Authority; Noncontravention. Each of Parent and Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Sub and no other corporate or limited liability company proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the certificate of incorporation or by-laws of Parent or the certificate of formation or limited liability company agreement of Sub, (ii) any Contract to which Parent or

Sub is a party or otherwise applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Parent or Sub or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on Parent, (y) impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings and approvals under Foreign Antitrust Laws; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (4) such filings with and approvals of the NASDAQ National Market System to permit Parent Shares that are to be issued in the Merger to be listed on the NASDAQ National Market System; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to (x) have a Material Adverse Effect on Parent, (y) impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

      SECTION 4.03. SEC Documents; Undisclosed Liabilities. Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 8, 1999 (together with Parent's Registration Statement on Form S-1 (Registration No. 333-87717), the "Parent SEC Documents"). As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the most recent financial statements contained in Parent SEC Documents or in the notes thereto, (ii) for liabilities that have been incurred by Parent and its subsidiaries since June 30, 2001, in the ordinary course of business and consistent with past practice, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (iv) for liabilities that do not and would not reasonably be expected to have a Material Adverse Effect on Parent, or (v) liabilities described in Section 4.03 of Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) required to be disclosed in financial statements prepared in accordance with GAAP.

      SECTION 4.04. Absence of Material Adverse Change. Between June 30, 2001 and the date of this Agreement:

            (a) there has not been any Material Adverse Change with respect to Parent and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent.

            (b) Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (c) except pursuant to stock option or other benefit plans and outstanding warrants, Parent has not sold, issued or granted, or authorized the issuance of (i) any capital stock or other security, (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (d) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Parent or any subsidiary, and neither Parent nor any subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent, including information with respect to its affiliates, specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Form S-4 based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

      SECTION 4.06. No Parent Stockholder Vote Required. This Agreement and the transactions contemplated hereby, including the issuance of Parent Shares pursuant to Article II hereof, do not require the approval of the holders of any shares of capital stock of Parent.

      SECTION 4.07. Parent Shares. All outstanding Parent Shares, and all Parent Shares, which may be issued pursuant to this Agreement shall when issued in accordance with this Agreement be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

      SECTION 4.08. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      SECTION 4.09.     Legal Proceedings; Orders.

            (a) There is no suit, action or legal proceedings pending, and to the knowledge of Parent, no person has threatened to commence any suit, action or proceeding: (i) that involves Parent or any of its subsidiaries or any of their respective assets other than those which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

            (b) As of the date of this Agreement, there are no judgments, decrees, injunctions, rules and orders of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries other than those which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4.10. Parent Material Contracts. Parent has made available to the Company true and complete copies of each contract to which Parent or any of its subsidiaries is a party, the breach of which would reasonably be expected to have a Materially Adverse Effect on Parent ("Parent Material Contract") except
(A) for customer contracts to which Parent or any of its subsidiaries is a party and (B) as required to comply with confidentiality obligations. Each Parent Material Contract, is in full force and effect and is a legal, valid and binding agreement, of Parent or its subsidiary and, to the knowledge of Parent, of each other party thereto, enforceable against Parent and its subsidiary, and, to the knowledge of Parent, against the other party or parties thereto, in each case, in accordance with its terms. Each of Parent and its subsidiaries has performed or is performing all obligations required to be performed by it under its Parent Material Contracts and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and, to the knowledge of Parent, no other party to any of its Parent Material Contracts is (with or without notice or lapse of time or both) in breach or default thereunder. To the knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Parent Material Contract, (B) give any person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (D) give any person the right to accelerate the maturity or performance of any Parent Material Contract, or (E) give any person the right to cancel, terminate or modify any Parent Material Contract. Since January 1, 2001, Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract.

      SECTION 4.11. Plan Regarding Surviving Corporation. Parent has no current plan or intention to merge or liquidate the Surviving Corporation with or into Parent.

                                    ARTICLE V

                 CERTAIN COVENANTS OF THE COMPANY AND PARENT

      SECTION 5.01.     Access and Investigation.

            (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), subject to applicable antitrust laws and regulations relating to the exchange of information and subject to attorney-client privilege, the Company and each of its subsidiaries shall, and shall cause their respective officers, directors, employees, agents, accountants, counsel and financial advisors (collectively "Representatives"): to
(i) provide Parent and Parent's Representatives with reasonable access to the Representatives, personnel and assets of the Company and its subsidiaries, and to all books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries; and (ii) provide Parent and Parent's Representatives with such copies of the books, records, tax returns, work papers and other documents and information relating to the Company and its subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its subsidiaries, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:
(A) all material operating and financial reports prepared by the Company and its subsidiaries for the Company's senior management, including (1) copies of the unaudited monthly consolidated U.S. balance sheets of the Company and the related unaudited monthly consolidated statements of U.S. operations and statements of cash flows and (2) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice, document or other communication sent by or on behalf of any of the Company or its subsidiaries to any other party to any Material Contract or sent to the Company or any of its subsidiaries by any other party to any Material Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (E) any material notice, report or other document received by the Company or any of its subsidiaries from any Governmental Entity.

            (b) During the Pre-Closing Period, subject to applicable antitrust laws and regulations relating to the exchange of information and subject to attorney-client privilege, Parent shall, and shall cause the Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all books, records, tax returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the books, records, tax returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

            (c) Neither party shall be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree of any Governmental Entity. No information or knowledge obtained in any investigation pursuant to this Section 5.01 shall be deemed to modify any representation or warranty given by either party or the conditions to the obligation of any party to consummate the Merger. Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated June 4, 2001 between Parent and the Company (the "Confidentiality Agreement").

      SECTION 5.02.     Operation of the Company's Business.

            (a) During the Pre-Closing Period, except to the extent Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as required by this Agreement:

                  (i) the Company and its subsidiaries shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in material compliance with all applicable laws and the material requirements of all Material Contracts to which any of them is a party;

                  (ii) the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with the Company or any of its subsidiaries, as the case may be;

                  (iii) the Company shall keep in full force all insurance policies referred to in Section 3.24;

                  (iv) the Company shall provide all notices, assurances and support required by any Material Contract to which it or any of its subsidiaries is a party relating to any Company Intellectual Property in order to ensure that no condition under such Material Contract occurs that could result in, or could increase the likelihood of (A) any transfer or disclosure by the Company or any of its subsidiaries of any of their source code, or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Material Contract to which either the Company or any of it subsidiaries is a party;

                  (v) the Company shall promptly notify Parent of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any claim or action commenced or, to the knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries that relates to the consummation of the transactions contemplated by this Agreement; and

                  (vi) the Company shall (to the extent reasonably requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

            (b) During the Pre-Closing Period, except as set forth on Section 5.02(b) of the Company Disclosure Schedule, the Company shall not, without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed, and shall not permit any of its subsidiaries to:

                  (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock,

                  (ii) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for repurchases of outstanding unvested shares of Company Common Stock in respect of which the Company has a right under specified circumstances to repurchase such shares at a fixed purchase price (which shall not exceed the Cash Consideration) pursuant to restricted stock purchase agreements in the form attached as Exhibit A to Section 3.03 of the Company Disclosure Schedule;

                  (iii) sell, issue, grant or authorize the issuance or grant of, or pledge or subject to any Lien (A) any shares of capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, (C) any instrument convertible into or exchangeable for any capital stock or other security, or (D) any phantom stock or stock rights, SARs or stock - based performance units, except that (1) the Company may issue Company Common Stock (x) upon the valid exercise of Stock Options and Warrants outstanding as of the date of this Agreement in accordance with their present terms, and (y) pursuant to the ESPP, and (2) the Company may grant up to 500,000 options under its stock option plans to its existing employees and employees hired by the Company after the date of this Agreement in the ordinary course of business and consistent with past practice;

                  (iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, any provision of any agreement evidencing any outstanding Stock Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Stock Option, Warrant or other security or any related Contract;

                  (v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (vi) form any subsidiary or acquire any equity interest or other interest in any other entity or acquire by any manner, any person or division, business or any assets that individually or in the aggregate have a purchase price in excess of $100,000, except for purchases of components or supplies in the ordinary course of business and consistent with past practice;

                  (vii) make any capital expenditure or enter into any agreements providing for payments which, individually or in the aggregate, are in excess of amounts set forth in Section 5.02(b)(vii) of the Company Disclosure Schedule;

                  (viii) enter into or become bound by, or permit any of the assets owned or used by the Company or any of its subsidiaries to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract other than in the ordinary course of business and consistent with past practice not in excess of $50,000;

                  (ix) acquire or license any right or other asset from any other person or sell, encumber or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practice with an aggregate value not in excess of $100,000), or waive or relinquish any material right;

                  (x) lend money or make any advance to any person (other than transfers or loans among the Company and its wholly-owned subsidiaries who are also parties to the Loan and Security Agreement);

                  (xi) except as required by law or as otherwise contemplated by this Agreement (A) establish, adopt or amend or terminate any Benefit Plan or Benefit Agreement, (B) except in the ordinary course of business and consistent with past practice, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (C) grant any current or former director, consultant, officer or other employee any increase in severance or termination pay, (D) amend or modify any Stock Option, (E) make any payment to any person under any Benefit Plan that is not required to be made to such person under such Benefit Plan as in effect on the date of this Agreement, (F) change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined, or (G) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice under any Benefit Plan or Benefit Agreement;

                  (xii) (A) hire any new employee at the level of director or above or with an annual base salary in excess of $100,000, (B) promote any employee except in order to fill a position vacated after the date of this Agreement, or (C) engage any consultant or independent contractor for a period exceeding 30 days other than in the ordinary course of business and consistent with past practice;

                  (xiii) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

                  (xiv) make any tax election or compromise or settle any material income tax liability;

                  (xv) commence or settle any legal proceeding (other than (A) with respect to patent lawsuits currently pending and set forth in Section 5.02(b)(xv) of the Company Disclosure Schedule and (B) Collection Actions);

                  (xvi) enter into or amend any Contract whether written or oral that contains any guarantees as to the Company's or any of its subsidiaries future revenues;

                  (xvii) enter into or amend any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any product process or technology of the Company or any of its subsidiaries;

                  (xviii) transfer or license to any person or entity or otherwise extend or modify any rights to the Intellectual Property of the Company and its subsidiaries other than in the ordinary course of business and consistent with past practice; provided that in no event shall the Company or any of its subsidiaries license on an exclusive basis or sell any Intellectual Property of the Company or its subsidiaries;

                  (xix) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

                  (xx) take any action that would, or that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied; or

                  (xxi) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), or modify the terms of any existing settlement agreement or arrangement, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business and consistent with past practices or in accordance with their terms, of Non-Litigation Liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or Non-Litigation Liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any indebtedness, (C) waive or assign any claims or rights of substantial value, (D) waive any benefit of, agree to modify in any manner, terminate, release any person from or fail to enforce any standstill or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary or (E) waive any material benefit of, agree to modify in any material respect, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary. For purposes of this

Agreement, "Non-Litigation Liabilities" means all liabilities of the Company and its subsidiaries of a type that would be disclosed in consolidated financial statements of the Company prepared in accordance with GAAP, other than liabilities pertaining to the line item "Reserve for litigation and copyright matters" (or any similar line item) on any condensed consolidated balance sheet of the Company or the related notes thereto; or

                  (xxii) authorize or commit, resolve or agree to take any of the actions described in clauses (i) through (xxi) of this Section 5.02.

            (c) Notwithstanding the provisions of Sections 5.02(a) and (b) preceding (other than Sections 5.02(a)(i)(B), (a)(iv), (a)(v), (a)(vi) and 5.02(b)(xi) through (b)(xviii), which shall be applicable in any situation), the Company may take such actions, and only such actions, as are necessary to effect, the restructuring of the Company as are contemplated by the plan of restructuring described in Section 5.02(c) of the Company Disclosure Schedule.

      SECTION 5.03.     Operation of Parent's Business.

            (a) During the Pre-Closing Period, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as required by this Agreement: (i) Parent and its subsidiaries shall conduct its business and operations in material compliance with all applicable laws and the material requirements of all Parent Material Contracts to which any of them is a party; (ii) Parent shall promptly notify the Company of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any claim or action commenced or, to the knowledge of Parent threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries that relates to the consummation of the transactions contemplated by this Agreement.

            (b) During the Pre-Closing Period, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as required by this Agreement, Parent shall not (without the prior written consent of the Company), and shall not permit any of its subsidiaries to:

                  (i) declare, accrue, set aside or pay any dividend or make any distribution in respect of any shares of capital stock;

                  (ii) except pursuant to stock option or other benefit plans and except for sales or issuances at not less than fair market value, sell issue or grant, or authorize the issuance of (i) any capital stock or other security,
(ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security, in each case for an issue or exercise price of less than fair market value; or

                  (iii) except as expressly contemplated by this Agreement, take any action that would, or that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

      SECTION 5.04.     No Solicitation by the Company.

            (a) The Company shall not directly or indirectly, and shall not authorize or permit any of its subsidiaries, nor any of its or any of its subsidiaries' Representatives directly or indirectly to, (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding the Company or any of its subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the requisite Stockholder Approval, this Section 5.04 (a) shall not prohibit the Company from furnishing nonpublic information to, or entering into discussions with, any person in response to an unsolicited bona fide Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (1) neither the Company nor any Representative shall have violated any of the restrictions set forth in this Section 5.04 in any material respect, (2) the Board of Directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel and Company Financial Advisor, that such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of the Company and containing provisions no less favorable to the Company than the provisions contained in the Confidentiality Agreement, and (4) at least two business days prior to furnishing any such nonpublic information to such person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 5.04 by the Company. The Company shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal. Nothing contained in this
Section 5.04 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law or from taking any action contemplated by Section 8.01(j), including having the Board of Directors take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (as hereinafter defined) (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to Section 8.01(j).

            (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries (including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person prior to the Effective Time. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

            (c) The Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which it or any of its subsidiaries is a party, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. Without limiting the provisions of Section 8.01(j) , the Company shall not approve any Acquisition Proposal which would be subject to the restrictions of Section 203 of the DGCL, other than the Merger.

            (d)   As used herein:

                  (i) "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

                  (ii) "Acquisition Transaction" shall mean any transaction or series of transactions involving (A) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company or any of its subsidiaries is a constituent corporation, (2) in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries, or (3) in which the Company or any of its subsidiaries issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Company or any of its subsidiaries.

                  (iii) "Superior Proposal" shall mean an unsolicited, bona fide written offer made by a third person to acquire (by merger or otherwise) more than fifty percent of the outstanding Company Common Stock on terms that the Board of Directors of the Company determines, in its reasonable judgment, (i) after receipt of an opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company's stockholders than the terms of the Merger and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a

"Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed.

      SECTION 5.05.     Options to Purchase Parent Shares.

            (a) Assuming that Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent or a committee of two or more "non-employee directors" (as such term is defined for purposes of Rule 16b-3 under the Exchange Act) thereof, shall adopt resolutions prior to the Effective Time providing that, and shall take other appropriate action such that, the deemed grant to Company Insiders (as defined below) of options to purchase Parent Shares under the Company Stock Options (as converted into options to acquire Parent Shares) and the receipt by Company Insiders of Parent Shares in exchange for Company Common Stock pursuant to the Merger, are intended to be exempt transactions pursuant to Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemptions, including specifying the name of each Company Insider, the number of equity securities to be acquired or disposed of by each Company Insider, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d) under the Exchange Act.

            (b)   As used herein:

                  (i) "Section 16 Information" shall mean the names of the Company Insiders, the number of shares of Company Common Stock held by each Company Insider and expected to be exchanged for Parent Shares in the Merger and the number and a description of Company Stock Options held by each Company Insider and expected to be converted into options to acquire Parent Shares in connection with the Merger; and

                  (ii) "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirements of
Section 16(b) of the Exchange Act with respect to Parent and whose names are included in the Section 16 Information.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting.

            (a) As soon as practicable following the date of this Agreement, Parent and the Company shall prepare and the Company shall file with the SEC the Proxy Statement and Parent and the Company shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus with respect to the issuance of Parent Shares in the Merger. Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            (b) The Company shall take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and approve the Merger (the "Stockholders Meeting"). The Stockholders Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Stockholders Meeting are solicited in compliance with all applicable laws. Notwithstanding the foregoing provisions of Section 6.01(a) and (b) Parent shall have the right to delay (i) the effectiveness of the S-4 and/or (ii) date of the Stockholders Meeting if the condition to the parties obligation to close the Merger contained in Section 7.01(b) shall not be fulfilled.

            (c) Subject to Section 6.01(d): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Stockholders Meeting (the recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

            (d) Notwithstanding anything to the contrary contained in Section 6.01(c), at any time prior to the adoption of this Agreement by the requisite Stockholder Approval, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) a proposal to acquire (by merger or otherwise) more than fifty percent of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least two business days prior notice of any meeting of the Company's Board of Directors at which such Board of Directors will consider and determine whether such offer is a Superior Proposal; (iii) the Company's Board of Directors determines in good faith (based upon an opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Proposal; (iv) the Company's Board of Directors determines in good faith, after having taken into account the written advice of the Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; and (v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.04 in any material respect.

            (e) The Company's obligation to call, give notice of and hold the Stockholders Meeting in accordance with Section 6.01(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

            (f) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board Recommendation shall be withdrawn or modified in a manner adverse to Parent, then, at the request of Parent:

                  (i) the Company shall call, give notice of and hold the Stockholders Meeting on a date and at a time and place determined by Parent;

                  (ii) the Company shall set a record date for persons entitled to notice of, and to vote at, the Stockholders Meeting;

                  (iii) the Company shall cause its transfer agent to make a stockholder list and other stock transfer records relating to the Company available to Parent;

                  (iv) the Company shall waive any standstill or similar provisions applicable to Parent;

                  (v) a copy of the opinion of Company Financial Advisor shall be included in the Proxy Statement, provided that the Proxy Statement may also include such additional disclosure regarding such opinion as Company Financial Advisor may reasonably request; and

                  (vi) the Company shall render such other reasonable assistance to Parent in the solicitation of proxies by Parent in favor of the adoption of this Agreement as Parent shall request.

      SECTION 6.02.     Reasonable Efforts.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including under the HSR Act) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreement or the consummation of the transactions contemplated by this Agreement or the Stockholder Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholder Agreement; provided, however, that none of Parent or any of its affiliates shall be required to agree to, or proffer to, (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any of Parent's, the Company's or any of their respective affiliates' businesses or (ii) cease to conduct business or operations in any jurisdiction in which Parent, the Company or any of their respective subsidiaries or affiliates conducts business or operations as of the date of this Agreement.

            (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.

      SECTION 6.03. Stock Options. At the Effective Time, the Company Stock Plan and each option granted by the Company to purchase shares of Common Stock of the Company pursuant to the Company Stock Plan ("Company Stock Options") which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Parent, and each of the Company Stock Options shall be converted into an option to purchase shares of Common Stock of Parent in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to the Company shall be deemed to refer to Parent):

            (a) the number of Parent Shares to be subject to the new option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio;

            (b) the exercise price per Parent Share under the new option shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio;

            (c) in effecting such assumption and conversion, the aggregate number of Parent Shares to be subject to each assumed Company Stock Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent;

            (d) the adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code;

            (e) except to the extent required under the respective terms of the Stock Options, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Stock Options after giving effect to the Merger and the assumption by Parent as set forth above; and

            (f) prior to the Effective Time, Parent shall take all necessary action to assume as of the Effective Time all obligations undertaken by Parent under this Section 6.03, including the reservation, issuance and listing of a number of Parent Shares at least equal to the number of Parent Shares subject to the assumed options. No later than twenty (20) days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Shares representing the number of Parent Shares subject to the assumed options and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such assumed options remain outstanding. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.

      SECTION 6.04.     Warrants and Non-Employee Options.

      At the Effective Time, Parent shall assume each Non-Employee Option and Warrant in accordance with the terms of the agreement under which it was issued and all rights with respect to Company Common Stock under each Non-Employee Option and Warrant then outstanding shall be converted into and become rights with respect to the Merger Consideration.

Accordingly, after the Effective Time, each holder of Non-Employee Options and/or Warrants at the time of exercise of such Non-Employee Option and/or Warrant may elect to receive (i) the Cash Consideration for each share of Company Common Stock subject to such Non-Employee Option or Warrant immediately prior to the Effective Time, (ii) a number of Parent Shares (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Non-Employee Option or Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio at an exercise price per Parent Share (rounded up to the nearest whole cent) equal to the exercise price in effect prior to the Effective Time divided by the Exchange Ratio, or (iii) a combination of (i) and (ii). All restrictions on the exercise of any such Non-Employee Option and Warrant shall continue in full force and effect and the term, exercisability, and other provisions of such non-Employee Option and Warrant shall otherwise remain unchanged.

      SECTION 6.05.     Employee Matters.

            (a) Employees of the Company and its subsidiaries who continue their employment after the Effective Time (the "Affected Employees") shall receive employee benefits provided to similarly situated employees of Parent in accordance with the terms of the applicable Benefit Plan of Parent. Affected Employees shall be given credit under each employee benefit plan, program, policy or arrangement of Parent or any of its affiliates in which the Affected Employees are eligible to participate for all service with the Company or any predecessor employer (to the extent such credit was given by the Company) for purposes of eligibility, vesting, severance and vacation entitlement.

            (b) With respect to the ESPP, the Company shall take all actions necessary to provide that (i) with respect any offering thereunder that is in effect immediately prior to the Effective Time, each participant's accumulated payroll deductions shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP and (ii) the ESPP shall terminate at the Effective Time.

            (c) Nothing contained in this Section 6.05 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company employee or any change in the employee benefits available to any individual Company employee or the amendment or termination of any particular Benefit Plan or Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

            (d) Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all severance plans and any and all Benefit Plans intended to include a code Section 401(k) arrangement. Unless Parent provides written notice to the Company no later than five (5) days prior to the Effective Time that such termination is not required, the Company shall provide Parent Board Resolutions authorizing the termination (the form and substance of such resolutions shall be subject to review and approval by Parent).

      SECTION 6.06.     Indemnification, Exculpation and Insurance.

            (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

            (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or Parent otherwise dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.06.

            (c) The Surviving Corporation shall, at its option, for a period of not less than six years after the Effective Time, either (i) maintain the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 150% amount the "Maximum Premium"); provided that if the annual premium for such coverage exceeds the Maximum Premium, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. The Company represents that the Maximum Premium is $641,000.

            (d) The provisions of this Section 6.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      SECTION 6.07. Advice of Changes; Filings. During the Pre-Closing Period, the Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or on the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

      SECTION 6.08. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Stockholder Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC or any similar foreign regulatory authority, court process or by obligations pursuant to any listing or similar foreign regulatory authority or quotation agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreement shall be in the form attached hereto as Schedule 6.08.

      SECTION 6.09. Affiliates. The Company shall deliver to Parent at least 15 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such person who makes or proposes to make a Share Election or who receives Parent Shares in the Merger to deliver to Parent prior to the Closing Date a written agreement substantially in the form agreed to as of the date of this Agreement.

      SECTION 6.10. Nasdaq Listing. Parent shall use reasonable efforts to cause Parent Shares issuable in the Merger and issuable upon exercise of the assumed options to be approved for listing on the NASDAQ National Market System, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

      SECTION 6.11.     Litigation.

            (a) The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and the Stockholder Agreement, and no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld.

            (b) The Company shall keep Parent fully informed of the status and details of any discussions, negotiations or litigation relating to any of the matters set forth in Section 3.07 of the Company Disclosure Schedule (other than current patent litigation involving the parties, the "Patent Litigation") and shall promptly provide Parent with copies of any relevant documents or materials related thereto. The Company shall also inform Parent promptly of the commencement of any suit, action or proceeding (whether or not relating to any matter set forth in Section 3.07 of the Company Disclosure Schedule) against the Company, and of the assertion or threatened assertion of any claim against, or demand made upon, the Company by any person (and promptly provide Parent with copies of all complaints, briefs, claims, demands, correspondence and other documents relating thereto), shall keep Parent fully informed of the status and details of all such litigation claims and demands and of any settlement discussions or negotiations relating thereto. The Company shall not enter into any agreement that has the effect of settling, releasing or otherwise disposing of any such litigation, claim or demand (or enter into any licensing agreement relating thereto) without Parent's prior written consent which consent shall not be unreasonably withheld or delayed.

      SECTION 6.12. Stockholder Agreement Legend. The Company will inscribe upon any certificate representing Subject Shares (as defined in the Stockholder Agreement) tendered by the Signatory Stockholders in connection with any proposed transfer of any Subject Shares by the Signatory Stockholders in accordance with the terms of the Stockholder Agreement the legend set forth in the Stockholders Agreement; and the Company will use reasonable efforts to return such certificate containing such inscription to the Signatory Stockholders as soon as practicable following the Company's receipt thereof.

      SECTION 6.13. Resignation of Directors. Prior to the Effective Time, the Company shall cause each of its officers and directors and each of its designees on the Board of Directors of its subsidiaries to execute and deliver a letter effectuating his or her resignation as an officer and director of such board effective immediately prior to the Effective Time.

      SECTION 6.14. Board of Directors. Prior to the Effective Time, Parent shall use all reasonable efforts to cause the Board of Directors of Parent to consist, as of the Effective Time, of eleven directors, (a) ten of whom shall be persons designated by Parent, and (b) one of whom shall a person designated by the Company. If any such persons are not able to serve as directors of Parent as of the Effective Time, the party on whose board such person presently sits shall select a replacement.

      SECTION 6.15. Company Rights Agreement. Except in connection with a Superior Proposal which the Company is intending to accept pursuant to 8.01(j), the Company shall not amend or grant any waiver under the Company Rights Agreement following the date of this Agreement in any manner which would impede the consummation of the Merger or which is otherwise adverse to the interests of Parent.

      SECTION 6.16. Pending Patent Litigation. Parent and the Company acknowledge and agree that both Parent and the Company have outstanding discovery obligations pending in the Patent Litigation, including but not limited to, document production, supplemental responses to interrogatories and depositions. Parent and the Company each agree that no further action whatsoever shall be taken as between each of them with respect to the Patent Litigation, including but not limited to, any discovery requests served by either the Parent or the Company, until this Agreement shall have been terminated. Parent and the Company agree that no additional discovery in any form whatsoever will be served or noticed by either side unless and until this Agreement shall have been terminated and further agree that all return dates for any matter between Parent and the Company pertaining to the Patent Litigation shall be tolled and neither of them shall proceed against the other for failing to comply with a date for which any action would, but for this Agreement, have been required to be taken.

      SECTION 6.17. Joint Ventures. The Company shall use commercially reasonable efforts to cause, effective by the Effective Time, the termination of all of the Company's obligations under the joint ventures set forth on Schedule
6.17 hereto (the "JV Terminations"). The JV Terminations shall be evidenced by definitive agreements (each a "JV Termination Agreement") the forms and terms of which shall be subject to the approval of Parent, which approval shall not be unreasonably withheld or delayed. If the "JV Termination Expenses" (as such term is defined below) for which the Company and its affiliates shall become liable shall exceed $5,000,000 (the "Permitted Amount") the Merger Consideration shall be adjusted as provided in Section 2.01(e). Parent and the Company hereby agree that Parent's approval may reasonably be withheld if the JV Termination Agreements do not contain the provisions described in Schedule 6.17 hereto. "JV Termination Expenses" shall mean the aggregate (A) consideration to be paid in respect of, or for which any of the Company or its affiliates, shall become liable (whether in the form of cash, shares of Company Common Stock (regardless of whether or not such shares are issuable upon the conversion of capital contributions in the joint ventures into shares of Company Common Stock), waiver of rights or other form of consideration)) in order to effect the JV Termination Agreements or pursuant thereto plus (B) "Restructuring Costs" (as such term is defined on Schedule 6.17).

      SECTION 6.18.     Funding.

            (a) At any time after the date of this Agreement and pursuant to the terms provided in the Loan and Security Agreement (the "Loan and Security Agreement") entered concurrently with this Agreement, the Company may borrow in one or more loans, and Parent shall lend to Company an aggregate outstanding principal amount of up to Twenty Five Million Dollars ($25,000,000).

            (b) Prior to the termination of this Agreement, except as provided in the Loan and Security Agreement, the Company shall not create, incur or assume any indebtedness of any kind. In addition, the Company shall pay in accordance with its terms any existing indebtedness of the Company set forth on the Company's Disclosure Schedule or in the Company's financial statements contained in the Company SEC Documents and shall not seek to modify, amend, or alter any of the terms or provisions thereof.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any required approvals under Foreign Antitrust Laws applicable to the Merger shall have been obtained.

            (c) No Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

            (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (e) NASDAQ Listing. Parent Shares issuable to the Company's stockholders and optionholders as contemplated by this Agreement shall have been approved for listing on NASDAQ National Market System, subject to official notice of issuance.

      SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties expressly speak as of an earlier date, in which case as of such earlier date) and as of the Closing Date as though made on the Closing Date except in each case (i) for changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, does not result in a Material Adverse Effect on the Company. For the purpose of determining the accuracy of such representations and warranties, any update or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

            (c) JV Termination Agreements. The JV Termination Agreements shall have been executed by all parties thereto and shall either be in full force and effect without material breach or default or if not effective until the Effective Time, shall not have been repudiated.

            (d) Consents. All private party and Government Entities consents required to be obtained, made or given in connection with the Merger and other transactions contemplated by this Agreement (A) set forth on Schedule 7.02(d) and (B) those which the failure to obtain individually, or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, shall have been obtained, made or given and shall be in full force and effect.

            (e) Documents. The following documents shall have been delivered to Parent:

                  (i) a certificate, executed on behalf of the Company by the chief executive officer of the Company, confirming that the conditions set forth in Sections 7.02(a), (b), (d), (e), (f), (g), (h) and (i) have been duly satisfied; and

                  (ii) the written resignations of the officers and directors of the Company and those officers and directors of each of the Company's subsidiaries who are designees of the Company, effective as of the Effective Time.

            (f) Employees. At least 2 of the 4 individuals identified on Exhibit C shall be employed by the Company, and shall not have given notice that they intend to terminate his or her employment with the Company.

            (g) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company.

            (h) No Litigation. There shall not be pending or threatened any legal proceedings (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent, (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company, or (v) seeking to compel Parent or the Company or any affiliate of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement, in each case either brought by (A) any United States Federal Governmental Entity or (B) any other Governmental Entity which in the case of this clause (B), if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company or Parent.

            (i) Dissenters Rights. No more than five percent (5%) of the Company Common Stock outstanding immediately prior to the Effective Time shall be eligible as Appraisal Shares.

            (j)   Certain Agreements.

                  (i) Noncompetition Agreements in the forms executed and delivered to Parent concurrently with this Agreement, whose parties include the persons named on

Exhibit D hereto, shall be in full force and effect and shall not have been repudiated or materially breached by the parties thereto.

                  (ii) Stockholder Agreements in the forms executed and delivered to Parent concurrently with this Agreement, whose parties include the persons named on Exhibit D hereto shall be in full force and effect and shall not have been repudiated or materially breached by the parties thereto.

      SECTION 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement (except to the extent such representations and warranties expressly speak as of an earlier date, in which case as of such earlier date) and as of the Closing Date as though made on the Closing Date except in each case (i) for changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, does not result in a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

            (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

            (c) Documents. A certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.03(a), (b) and (d), have been duly satisfied and shall have been delivered to the Company.

            (d) No Material Adverse Change. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 7.04. Frustration of Closing Conditions. None of Parent, Sub or the Company may rely on the failure of any condition set forth in Section 7.01,
7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, as required by and subject to Section 6.02.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01. Termination. This Agreement may be terminated at any time (except as set forth in 8.01(k)) prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

            (a)   by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2002 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

            (c) by either Parent or the Company if any Restraint having any of the effects set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used reasonable efforts to prevent the entry of and to remove such Restraint subject to Section
6.02 hereof;

            (d) by either Parent or the Company if (i) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the required Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time (except as set forth in 8.01(k));

            (e) by Parent (at any time prior to the adoption of this Agreement by the required Company stockholder vote) if a Company Triggering Event (as defined in Section 8.01(m)) shall have occurred;

            (f) by Parent (i) if any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.02(a) would not be satisfied, or (ii) if (A) any of the Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.02(a) would not be satisfied and (B) such inaccuracy has not been cured by the Company within 15 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if (A) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.02(b) would not be satisfied and (B) such breach, if curable, has not been cured within 15 business days without Parent having been materially prejudiced by such breach; provided, however, that the right to terminate this Agreement by Parent under this Section 8.01(f) shall not be available to Parent where Parent is at that time in material breach of this Agreement; and provided, further, however, that no right to cure hereunder shall impair Parent's right to terminate under
Section 8.01(b);

            (g) by the Company (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.03 would not be satisfied, or (ii) if
(A) any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.03(a) would not be satisfied and (B) such inaccuracy has not been cured by Parent within 15 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if (A) any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.03(b) would not be satisfied and (B) such breach, if curable, has not been cured within 15 business days without the Company having been materially prejudiced by such breach; provided, however, that the right to terminate this Agreement by the Company pursuant to this
Section 8.01(g) shall not be available to the Company where the Company is at that time in material breach of this Agreement; and provided, further, however, that no right to cure hereunder shall impair the Company's right to terminate under Section 8.01(b);

            (h) by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company and its subsidiaries, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries;

            (i) by the Company if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on Parent, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent;

            (j) by the Company if the Company is not in breach of its obligations under Section 5.04 hereof and the Board of Directors of the Company authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, however, the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(j) unless the Company shall have made the payments required to be made to Parent pursuant to Sections 8.03(b) and 8.03(c);

            (k) by either Parent or the Company (in each case, with respect to the conditions in Section 7.01 to its respective obligations to close), at any time beginning on January 1, 2002, if Parent or the Company, as the case may be, shall have reasonably determined in good faith after consultation with outside counsel, that a condition to such party's obligation to close in Section 7.01 is incapable of fulfillment prior to the close of business on the date specified in 8.01(b); provided, however, that in the event the Company makes a borrowing request under the Loan and Security Agreement, the right of either party to terminate under this Section 8.01(k) shall terminate; and

            (l) notwithstanding the foregoing and without limiting any other rights of termination of the parties under this Agreement, this Agreement may be terminated by Parent if the Company shall not have entered into the JV Termination Agreements prior to the sixtieth day from and excluding the date of this Agreement.

            As used herein "Company Triggering Event" shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company's stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent, or the Board of Directors shall have taken any other action that is or becomes disclosed publicly or to a third party, which indicates that the Board of Directors of the Company does not support the Merger or does not believe that the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) an Acquisition Proposal is publicly announced and the Board of Directors of the Company fails to reaffirm without qualification the Company Board Recommendation, or fails to publicly state without qualification, that the Merger is in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such action be taken; (iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 5.04 in any material respect; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such Acquisition Proposal is announced; or (viii) either the Company or any of its subsidiaries or any their Representatives shall have breached any of the provisions set forth in Section
5.04 (in any material respect) or Section 6.15.

      SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.02, Section
8.03 and Section 9.01 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which shall survive termination of this Agreement and remain in full force and effect in accordance with its terms.

      SECTION 8.03.     Expenses, Termination Fees.

            (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that, Parent and the Company shall share equally all fees and expenses, other than fees and expenses of attorneys, accountants, consultants and financial advisors, incurred in connection with (A) the filing, printing and mailing of the Form S-4 and the Proxy Statement and any amendments or supplements thereto and (B) other than filing fees related thereto, the expenses of the parties hereto in seeking to satisfy the conditions set forth in Section 7.01(b).

            (b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b) or (d) and (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and shall not have been withdrawn at the time of termination and (B) the Company shall enter into any Acquisition Transaction with any party other than Parent prior to the one hundred and eightieth day from and excluding the date of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 8.01(e) or by the Company pursuant to Section 8.01(j), then in each case, the Company shall pay to Parent in cash at the time(s) specified, and subject to the conditions set forth, in
Section 8.03(c), a nonrefundable fee in the aggregate amount equal to $2,136,000 (the "Termination Fee") and in addition, the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.03(c), in an amount equal to the aggregate amount of all reasonable fees and expenses (including all reasonable attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger (the "Parent Expenses").

            (c)   In case of termination of this Agreement:

                  (i) by the Company pursuant to Section 8.01(j), the Termination Fee shall be paid by the Company prior to the time of such termination and Parent Expenses shall be paid within two business days of such termination.

                  (ii) by Parent pursuant to Section 8.01(e), the Termination Fee and Parent Expenses shall be paid by the Company within two business days after such termination.

                  (iii) In the circumstances as described in Section 8.03(b)(i) the Company shall pay $712,000, representing one-third of the Termination Fee upon execution of definitive agreements evidencing such Acquisition Transaction described therein and upon consummation of such Acquisition Transaction the Company shall pay (A) $1,424,000, representing the balance of the Termination Fee and (B) Parent Expenses.

            (d) If the Company fails to pay when due any amount payable under this Section 8.03, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.03, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the "prime rate" (as announced in the Western Edition of The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

      SECTION 8.04. Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after the Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 8.05. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso to the first sentence of Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 8.06. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section
8.05 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, except with respect to a termination of this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                   ARTICLE IX

                               General Provisions

      SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Parent or Sub, to

                     NetRatings, Inc.
                     890 Hillview Court
                     Milpitas, CA  95035
                     Telecopy No.: (408) 586-0208
                     Attention: Jack Lazar

                     With a copy to:

                     Gray Cary Ware & Freidenrich LLP
                     400 Hamilton Avenue,
                     Palo Alto, CA 94301-1833
                     Telecopy No.: (650) 833-2001
                     Attention:  Henry Lesser, Esq. and Jon Perry, Esq.

              (b)    if to the Company, to

                     Jupiter Media Metrix, Inc.
                     21 Astor Place
                     New York, NY  10003
                     Telecopy No.: (917) 534-6800
                     Attention:  Tod Johnson

                     With a copy to:

                     Brobeck, Phleger & Harrison LLP
                     1633 Broadway, 47th Floor
                     New York, New York  10019
                     Telecopy No.:  (212) 586-7878
                     Attention:  Richard Gilden, Esq.

      SECTION 9.03.     Definitions.  For purposes of this Agreement:

            (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

            (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

            (c) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry with respect to such person and such person's subsidiaries;

            (d) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole, provided, however, that in no event shall any of the following, in and of itself, be considered a Material Adverse Change or Material Adverse Effect: (a) any change in the market price or trading volume of such entity's outstanding securities or the de-listing thereof from the Nasdaq listing or any litigation relating thereto; (b) any failure to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof; (c) any adverse change to the extent attributable to the announcement or pendency of the Merger, including any cancellations of or delay in customer orders, any reduction in sales or revenues, any disruption in supplier, distributor, partner or similar relations or any loss of employees; (d) any adverse change attributable to conditions affecting the industries in which the Company or Parent participates, the U.S. economy as a whole or foreign economies in any locations where the Company, Parent or any of their respective subsidiaries has material operations or sales except, in any such case, as the case may be, to the extent such effect on either Parent or Company, as the case may be, is materially disproportionate;
(e) the pendency of any litigation instituted by a third party other than a Governmental Entity that challenges, or that may have the effect of preventing, delaying or otherwise interfering with the Merger or any of the transactions contemplated by this Agreement; (f) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (g) with respect to the Company, any loss of customers of the Company which become customers of Parent or its affiliates for substantially similar services; or (h) a reduction in the Company's cash or cash equivalents; or (i) any adverse change specifically described in the restructuring plan set forth on Section 5.02(c) of the Company Disclosure Schedule;

            (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

            (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

      SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

      SECTION 9.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Stockholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

      SECTION 9.07. Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. The parties agree to the exclusive jurisdiction of the Courts of the State of Delaware with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

      SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.09. Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

      SECTION 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.



                   [Rest of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         NETRATINGS, INC.



                                         By /s/  David J. Toth
                                            ------------------------------------
                                            David J. Toth
                                            President and Chief Executive
                                            Officer

                                         SONOMA ACQUISITION CORP., LLC.



                                         By /s/ David J. Toth
                                            ------------------------------------
                                            David J. Toth
                                            Managing Member

                                         JUPITER MEDIA METRIX, INC.



                                         By /s/ Robert Becker
                                            ------------------------------------
                                            Robert Becker
                                            Chief Executive Officer

                         ANNEX I TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

Accounting Rules .......................................          14
Acquisition Proposal ...................................          47
Acquisition Transaction ................................          47
Adjustment Measurement Date ............................           4
Affected Employees .....................................          53
affiliate ..............................................          34
Aggregate Consideration Adjustment Amount ..............           4
Aggregate Transaction Value ............................           9
Agreement ..............................................    Preamble
Appraisal Shares .......................................           3
Benefit Agreements .....................................          20
Benefit Plans ..........................................          19
business day ...........................................          66
Cap Fraction ...........................................           9
Cash Cap ...............................................           9
Cash Consideration .....................................           3
Cash Election ..........................................           3
Cash Floor .............................................           9
Certificate of Merger ..................................           2
Certificates ...........................................           3
Closing ................................................           1
Closing Date ...........................................           2
Code ...................................................    Preamble
Collection Actions .....................................          15
Commonly Controlled Entity .............................          19
Company ................................................    Preamble
Company Board Recommendation ...........................          49
Company Common Stock ...................................    Preamble
Company Disclosure Schedule ............................          10
Company Financial Advisor ..............................          24
Company Insiders .......................................          48
Company Intellectual Property ..........................          25
Company Preferred Stock ................................          10
Company Registered Intellectual Property ...............          26
Company Rights Agreement ...............................          11
Company SEC Documents ..................................          14
Company Stock Number ...................................           9
Company Stock Options ..................................          51
Company Stock Plans ....................................          11
Company Triggering Event ...............................          63
Confidential Information ...............................          29
Confidentiality Agreement ..............................          41
Contract ...............................................          13

control ................................................          66
Customer Contracts .....................................          29
D & O Insurance ........................................          54
DGCL ...................................................           1
Effective Time .........................................           2
Election Date ..........................................           8
Employment Agreement ...................................    Preamble
Environmental Law ......................................          17
ERISA ..................................................          19
ESPP ...................................................          11
Excess Expenses ........................................           4
Exchange Act ...........................................          14
Exchange Agent .........................................           5
Exchange Fund ..........................................           5
Exchange Ratio .........................................           3
Foreign Antitrust Laws .................................          14
Form S-4 ...............................................          15
Form of Election .......................................           8
GAAP ...................................................          14
Governmental Entity ....................................          14
HSR Act ................................................          14
Intellectual Property ..................................          25
JV Termination Agreement ...............................          57
JV Termination Expenses ................................           4
JV Terminations ........................................          57
knowledge ..............................................          66
License Agreements .....................................          28
Liens ..................................................          10
Loan and Security Agreement ............................          57
Mandatory Cash Amount ..................................           9
material adverse change ................................          66
Material Adverse Change ................................          66
Material Adverse Effect ................................          66
Material Contract ......................................          29
Materials of Environmental Concern .....................          17
Maximum Premium ........................................          54
Merger .................................................    Preamble
Merger Consideration ...................................           3
Multiemployer Pension Plan .............................          20
Non-Employee Options ...................................          10
Non-Litigation Liabilities .............................          45
Parent .................................................    Preamble
Parent ADSs ............................................    Preamble
Parent Disclosure Schedule .............................          36
Parent Expenses ........................................          64
Parent Material Contract ...............................          39

Parent SEC Documents ...................................          37
Parent Shares ..........................................    Preamble
Patent Litigation ......................................          55
Pension Plan ...........................................          20
Per Share Cash Adjustment Amount .......................           4
Permits ................................................          16
Permitted Amount .......................................           4
person .................................................          67
Pre-Closing Period .....................................          40
Privacy Statement ......................................          34
Proxy Statement ........................................          14
Registered Intellectual Property .......................          25
Representatives ........................................          40
Requested Cash Amount ..................................           9
Restraints .............................................          58
SARs ...................................................          11
SEC ....................................................          14
Section 16 Information .................................          48
Section 262 ............................................           3
Securities Act .........................................          14
Share Consideration ....................................           3
Share Election .........................................           3
Signatory Stockholders .................................    Preamble
Stockholder Agreement ..................................    Preamble
Stockholder Approval ...................................          24
Stockholders Meeting ...................................          49
Stock Options ..........................................          11
Sub ....................................................    Preamble
subsidiary .............................................          67
Superior Proposal ......................................          47
Surviving Corporation ..................................           1
taxes ..................................................          23
Termination Fee ........................................          64
Terms and Conditions ...................................          34
Trademark Rights .......................................          25
Warrants ...............................................          11